Exhibit 23.3

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the inclusion in this Pre-effective Amendment No. 1 to Registration Statement on Form S-1 of CSB Financial Inc. of our report dated March 13, 2026, relating to the financial statements of Community Savings Bank as of and for the years ended December 31, 2025 and 2024, appearing in the Prospectus that forms a part of this Registration Statement. We also consent to the reference to our firm under the heading "Experts" in the Prospectus.

 Wipfli LLP

April 28, 2026

Eau Claire, Wisconsin

"Wipfli" is the brand name under which Wipfli LLP and Wipfli Advisory LLC and its respective subsidiary entities provide professional services. Wipfli LLP and Wipfli Advisory LLC (and its respective subsidiary entities) practice in an alternative practice structure in accordance with the AICPA Code of Professional Conduct and applicable law, regulations, and professional standards. Wipfli LLP is a licensed independent CPA firm that provides attest services to its clients, and Wipfli Advisory LLC provides tax and business consulting services to its clients. Wipfli Advisory LLC and its subsidiary entities are not licensed CPA firms."